Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-80609 and 333-111227 of The Men’s Wearhouse, Inc. on Form S-3 and Registration Statement Nos. 33-48108, 33-48109, 33-48110, 33-61792, 333-21109, 333-21121, 33-74692, 333-53623, 333-80033, 333-72549, 333-90304, 333-90306, 333-90308 and 333-125182 of The Men’s Wearhouse, Inc. on Form S-8 of our reports dated April 11, 2006, relating to the financial statements and financial statement schedules of The Men’s Wearhouse, Inc., (which report expresses an unqualified opinion) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of The Men’s Wearhouse, Inc. for the year ended January 28, 2006.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
April 11, 2006